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                                 Exhibit 12.1



              FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     AND PREFERRED UNIT DISTRIBUTIONS (a)
                            (DOLLARS IN THOUSANDS)

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------------------------
                                                1997               1996              1995               1994              1993
                                            -------------     --------------     --------------     --------------     -------------

Income (loss) before disposition of
  interest rate protection agreements,
  gain on sales of properties and
  extraordinary items.....................  $     53,519      $      32,577      $     12,123       $     8,823        $   (3,999)

Plus interest expense and amortization
  of deferred financing costs and interest
  rate protection agreements..............  $     25,468      $       4,881      $      6,803       $    13,625        $   19,184
                                            -------------     --------------     --------------     -----------        ----------

Earnings before disposition of interest
  rate protection agreements, gain on sales
  of properties, extraordinary items and
  fixed charges...........................  $     78,987      $      37,458      $     18,926       $    22,448        $   15,785
                                            =============     =============      ==============     ============       ==========

Fixed charges and Preferred Unit
  distributions(b)........................  $     34,555      $       5,382      $      7,069       $    13,645        $   19,197
                                            =============     =============      ==============     ============       ==========

Ration of earnings to fixed charges and
  preferred Unit distribution (c).........          2.29x              6.96x             2.68x             1.65x              ---(c)
                                            =============     =============      ==============     ============       ==========



(a) Information prior to June 30, 1994
    includes the operations and accounts of
    the Operating Partnership's predecessor
    businesses and information subsequent
    to the initial public offering includes
    the historical operations and accounts
    of the Operating Partnership.

(b) There were no preferred limited partnership distributions in respect of any period prior to the fiscal quarter ending June 30, 1997.

(c) Earnings represent earnings before disposition of interest rate protection agreements, gain on sales of properties, extraordinary items and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of interest rate protection agreements and deferred financing costs. For the fiscal year ended December 31, 1993, earnings were not sufficient to cover fixed charges.
    Additional earnings of $3.4 million would have been required to achieve a ratio of 1.0 for such period.






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